Contact:   Douglas Sayles         Lee Stern (investors)
                                    Biopure Corporation    The Trout Group
                                    (617) 234-6826         (212) 477-9007 x22
                                    IR@biopure.com         lstern@troutgroup.com

FOR IMMEDIATE RELEASE


             BIOPURE ANNOUNCES 2003 SECOND QUARTER FINANCIAL RESULTS


CAMBRIDGE, Mass., May 22, 2003 - Biopure Corporation (Nasdaq: BPUR) today announced its financial results for the second fiscal quarter ended April 30, 2003. For the quarter, the company reported a net loss of $11.7 million, or $0.35 per common share, compared with a net loss of $12.7 million, or $0.49 per common share, for the corresponding period in 2002.

Revenues

Total revenues, consisting of sales of the company's veterinary product Oxyglobin(R), were $2.0 million for the second quarter of fiscal 2003, compared to $928,000 for the same period in 2002. During the quarter, the company's customers responded strongly to the resumption of shipments of Oxyglobin from its expanded manufacturing facilities. The company shipped more than 16,800 units of Oxyglobin consisting of approximately $1.3 million in backorders and approximately $700,000 in new orders. Oxyglobin revenues for the first six months of 2003 were $2.0 million compared to $1.7 million for the same period in 2002.

Cost of revenues was $6.0 million for the second quarter of fiscal 2003, compared to $958,000 for the same period in 2002. Cost of revenues includes costs of both Oxyglobin and Hemopure(R), the company's product for human use; although Hemopure is not currently being offered for sale. Oxyglobin cost of revenues was $2.7 million for the second quarter of fiscal 2003 compared to $958,000 in 2002. This increase was primarily attributable to the increased Oxyglobin revenues mentioned above. Due to fixed manufacturing costs, the company expects that costs to produce Oxyglobin will exceed Oxyglobin revenues until the company more fully utilizes its manufacturing capacity. Cost of revenues for Hemopure decreased approximately $500,000 to $3.3 million for the second quarter of fiscal 2003 from $3.8 million, charged to research and development, not cost of sales, during the same period in 2002. This $500,000 decrease in cost of revenues for Hemopure is primarily attributable to capitalizing unabsorbed fixed manufacturing costs to inventory in 2003, since it is anticipated that these units will be sold.

Expenses

Research and development expenses were $2.5 million for the second quarter of fiscal 2003, compared with $8.2 million for the corresponding period in 2002. This decrease was due to the inclusion in 2002 of $3.8 million in unabsorbed fixed manufacturing costs related to Hemopure research and development and $1.6 million in expenses associated with data organization and analyses for the Phase III orthopedic surgery trial of Hemopure. Expenses for preclinical studies also decreased $254,000 compared to the same period last year.

Sales and marketing expenses were $1.6 million for the second quarter of fiscal 2003, compared to $576,000 for the same period in 2002. Hemopure-related sales and marketing expenses were $754,000 for the second quarter of fiscal 2003, compared to $1.7 million charged to general and administrative expenses for the same period in 2002. This decrease is primarily attributable to expenses related to the shipment of $1.3 million of product to South Africa in 2002, for use in a pre-launch medical education program, which did not recur in 2003, offset by an increase in education and marketing activities in 2003. Oxyglobin-related sales and marketing expenses were $852,000 for the second quarter of fiscal 2003 compared to $576,000 for the same period in 2002. This increase was due to the increased volume of shipments associated with the resumption of shipments of Oxyglobin during the second quarter of 2003, including commissions and increased planning-related activities in Europe.

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General and administrative expenses were $3.5 million for the second quarter of fiscal 2003, compared to $4.1 million for the same period in 2002. Excluding the $1.7 million charge described above for Hemopure-related sales and marketing expenses, general and administrative expenses increased $1.1 million due to higher insurance premiums, financing fees, a non-cash charge associated with the purchase of common stock by directors and affiliates during the quarter and increased general and administrative payroll-related expenses.

The company's loss from operations for the second quarter of fiscal 2003 improved 9 percent to $11.7 million compared to $12.9 million for the same period in 2002.

Other income, net, was $28,000 in the second quarter of fiscal 2003 compared to $161,000 in the second quarter of fiscal 2002. This decrease reflects the company's reduced cash balance and lower interest rates.

Financial Condition

At April 30, 2003, the company had $15.1 million in cash on hand. During the quarter, the company raised $16.5 million in net proceeds from sales of common stock. These sales included warrants to purchase common stock. On April 16, 2003, the company entered into a Standby Equity Distribution Agreement with Bank of New York Capital Markets, Inc., giving the company the opportunity to issue and sell up to $10 million worth of shares of its class A common stock into the market from time to time, of which approximately $9 million is still available. Since April 30, 2003, the company has raised $7.3 million from sales of common stock. Biopure believes it has sufficient cash to fund operations until November 2003.

Recent Corporate Events

o As mentioned above, during the quarter Biopure resumed shipments of Oxyglobin from its expanded manufacturing facilities and shipped more than 16,800 units of product to its veterinary customers, resulting in approximately $2 million in revenues.

o Based on FDA performance goals and guidelines in the Prescription Drug User Fee Act (PDUFA), Biopure is hopeful that in mid 2003 the FDA will complete its review and act on Biopure's biologic license application (BLA) to market Hemopure in the United States for the treatment of acutely anemic adult patients undergoing orthopedic surgery. As part of this review, the agency has inspected the company's manufacturing and data-handling facilities and has audited its contract research partners and several clinical sites in the United States and South Africa. Biopure has responded to all questions raised by the FDA to date.

o The U.S. Army has notified Biopure that the company will receive approximately $4 million in FY03 Congressional funding, in addition to a $908,900 grant previously awarded in FY02,* designated to fund trauma trials of Hemopure in emergency rooms and ambulances. In addition, in March 2003 Biopure and the Naval Medical Research Center (NMRC) signed a collaborative research and development agreement (CRADA) to help fund and conduct a pivotal trauma trial of Hemopure. Participation in this collaborative effort is estimated to cost the NMRC at least $4 million. Biopure will contribute an estimated $8.7 million, of which at least $643,000 will be provided during the first year. Biopure is preparing for a Phase IIa in-hospital trauma trial, and the study protocols for Phase IIb/pivotal pre-hospital trial are currently under scientific review by the NMRC.

o Biopure is sponsoring an upcoming investigator meeting entitled "Clinical Experience with Hemopure(R) (HBOC-201): A New Therapeutic Approach to Tissue Oxygenation", which will be chaired by Colin F. MacKenzie, M.D., vice chair of Anesthesiology, R. Adams Shock Trauma Center, Baltimore, Md.

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--------
* Grant DAMD17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702-5014 is the awarding and administering acquisition office.

o In April 2003, Biopure appointed Ketchum to provide public relations support and LifeBrands to provide medical education support surrounding the anticipated introduction of Hemopure in orthopedic surgery and the clinical development of other potential indications in trauma, ischemia and cancer.

o Sumter Realty Group, LLC, has been in continuing negotiations with potential investors to complete the $120 million financing for construction of a proposed manufacturing facility in Sumter, S.C., with a designed annual production capacity of 500,000 Hemopure units per year. It is anticipated that this financing will be completed after the FDA completes its review and acts on Biopure's BLA for Hemopure.

o Biopure was recently issued its 22nd and 23rd U.S. patents relating to its oxygen therapeutics, respectively entitled "Use of defibrinated blood manufacture of a hemoglobin-based oxygen carrier" and "Increasing function of organs having reduced blood flow". The company's U.S. patents cover the manufacture of ultra-pure and room temperature stable hemoglobin solutions and their use as oxygen therapeutics. Key claims in the U.S. patents are not limited by the hemoglobin source.

o Biopure has given notice of termination to the distributor of Hemopure in South Africa. As a result, product sales are on hold while a new distribution system is being arranged by Biopure's recently established office in South Africa. During this process, previously donated units of Hemopure continue to be used in the clinical setting in South Africa.

Upcoming Investor and Medical Meetings

Biopure President and CEO Thomas A. Moore will give an investor presentation in New York City at the UBS Warburg Global Specialty Pharmaceuticals Conference on June 5, 2003, at 10:30 a.m., which will be accessible online via a webcast link on Biopure's website at www.biopure.com. On June 13, 2003, Biopure's Senior Vice President Maria Gawryl, Ph.D. will discuss the status of Hemopure during a "Blood Substitutes" workshop at a joint conference of the American Society for Artificial Internal Organs and the International Society for Artificial Organs. On June 14, 2003, Biopure is sponsoring an open symposium on the clinical experience with Hemopure at the Network for Advancement of Tranfusion Alternatives (NATA) First North American Symposium in San Francisco, moderated by Lawrence Goodnough, M.D.

Second Quarter Conference Call and Webcast

Biopure President and CEO Thomas A. Moore will host a conference call at 4:30 p.m. EST on Thursday, May 22, 2003, to briefly review the company's activities and financial position. The dial-in numbers for analysts and institutional investors are 1-800-387-5428 (US/Canada) and 1-706-634-1328 (International).

A live audio webcast of the conference call will be available from the investor section of Biopure's web site at www.biopure.com and will be archived for 30 days. The webcast can also be heard by individual investors at www.companyboardroom.com and by institutional investors who subscribe to StreetEvents at www.streetevents.com. An audio replay of the conference call will be available from approximately 7:30 p.m. EST, May 22, 2003, until midnight May 30, 2003. To access the replay, dial 1-800-642-1687 (US/Canada) or 1-706-645-9291 (International/Local) and reference conference ID number 438897.

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

                                       -4-

Biopure Corporation

Biopure Corporation, headquartered in Cambridge, Mass., is a leading developer, manufacturer and marketer of a new class of pharmaceuticals, called oxygen therapeutics, which are intravenously administered to deliver oxygen to the body's tissues. Hemopure(R) [hemoglobin glutamer - 250 (bovine)], or HBOC-201, is approved in South Africa for use in adult surgical patients to treat acute anemia and eliminate, reduce or delay red blood cell transfusion. The company is preparing to file a marketing application for Hemopure in the United States in 2002, followed by an application in Europe, for perioperative use of the product in patients undergoing elective surgery. The product is also being developed for use in trauma, cancer and ischemic events such as heart attack and stroke. Oxyglobin(R) [hemoglobin glutamer - 200 (bovine)], the only product of its kind approved by the U.S. FDA and the European Commission, is commercially available in the United States, Germany, France and the United Kingdom for the treatment of anemia in dogs.

The content of this press release does not necessarily reflect the position or the policy of the Government or the Department of Defense, and no official endorsement should be inferred. Completion of the pivotal RESUS clinical trial of Hemopure in trauma is contingent upon further funding. Statements in this press release that are not strictly historical may be forward-looking statements. There can be no assurance that Biopure Corporation will be able to commercially develop its oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any clinical trials will be successful, or that any approved product will find market acceptance and be sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment. These risks include, without limitation, the company's stage of product development, history of operating losses and accumulated deficits, and uncertainties and possible delays related to clinical trials, regulatory approvals, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of Biopure's operations and financial condition, and specific factors that could cause the company's actual performance to differ from current expectations, can be found on the company's Web site at www.biopure.com/corporate/legal/home_legal.htm and in the company's filings with the U.S. Securities and Exchange Commission, which can be accessed in the EDGAR database at the SEC Web site, www.sec.gov, or through the Investor section of Biopure's Web site, www.biopure.com.

                                      # # #

                                                BIOPURE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

                                                     Three Months Ended                          Six Months Ended
                                                          April 30,                                  April 30,
                                                ----------------------------              ---------------------------
                                                   2003                2002                 2003                 2002
                                                   ----                ----                 ----                 ----

Total revenues                                  $  1,961            $    928              $  1,982           $  1,656
Cost of revenues                                   5,973                 958                10,821              1,820
                                                --------            --------              --------           --------
Gross profit (loss)                               (4,012)                (30)               (8,839)              (164)
Operating expenses:
     Research and development .                    2,536               8,153                 5,082             15,125
     Sales and marketing                           1,606                 576                 2,622              1,004
     General and administrative                    3,526               4,129                 6,253              6,734
                                                --------            --------              --------           --------
Total operating expenses                           7,668              12,858                13,957             22,863
                                                --------            --------              --------           --------
Loss from operations                             (11,680)            (12,888)              (22,796)           (23,027)
Other income, net                                     28                 161                    62                611
                                                --------            --------              --------           --------
Net loss                                        $(11,652)           $(12,727)             $(22,734)          $(22,416)
                                                ========            ========              ========           ========
Basic and diluted net loss per
    common share                                $  (0.35)           $  (0.49)             $  (0.71)          $  (0.87)
                                                ========            ========              ========           ========
Weighted-average common shares
    outstanding                                   33,351              25,993                31,920             25,692
                                                ========            ========              ========           ========

Actual common shares outstanding at April 30, 2003 were 37,424.
Certain reclassifications have been made to the prior period's statements presented to conform with the current period's presentation.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
                                            April 30, 2003     October 31, 2002
                                            --------------     ----------------
Assets
    Total current assets (1)                    $24,548             $28,536
    Net property and equipment (2)               37,295              38,769
    Other assets                                 10,947              10,972
                                                -------             -------
  Total assets                                  $72,790             $78,277
                                                =======             =======

Liabilities and stockholders' equity
    Total current liabilities                   $ 5,434             $ 6,189
    Long term debt (2)                            9,847               9,847
    Deferred compensation                           142                 184
                                                -------             -------
  Total liabilities                              15,423              16,220

Total stockholders' equity                       57,367              62,057
                                                -------             -------
Total liabilities and stockholders' equity      $72,790             $78,277
                                                =======             =======

(1) Includes cash and cash equivalents totaling $15.1 million and $19.7 million at April 30, 2003 and October 31, 2002, respectively.

(2) At April 30, 2003, $13.3 million has been included in net property and equipment and $9.8 million in long term debt reflecting engineering and design costs of the planned manufacturing facility in Sumter, S.C. This engineering has been funded by Biopure's $13.3 million contribution to the project.